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                                   EXHIBIT 5.1

                                                    Osler, Hoskin & Harcourt LLP
                                                         Barristers & Solicitors
                                                  Box 50. 1 First Canadian Place
                                                        Toronto, Ontario M5x 1B8

                                                      Our Matter Number: 1021033

                                       February 13, 2003

Moore Corporation Limited
One Canterbury Green, 6th Floor
Stamford, Connecticut 06901

Dear Sirs & Mesdames:

MOORE CORPORATION LIMITED
REGISTRATION STATEMENT ON FORM S-8

We have acted as Ontario counsel to Moore Corporation Limited, a corporation continued under the federal laws of Canada (the "Registrant"), in connection with options (the "Options") to purchase common shares of the Registrant granted to certain employees of the Registrant and evidenced by certain option agreements as of dated April 18, 2002, (each, an "Option Agreement") entered into between the Registrant and each such employee. We understand that the Registrant has filed a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 1,375,000 common shares of the Registrant (the "Shares") issuable upon the exercise of the Options.

For purposes of expressing the opinion set forth herein, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Registrant.


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We are solicitors qualified to practice law in the Province of Ontario and express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that, upon the exercise of the Options which are duly exercised and paid for in accordance with the terms of the resolution pursuant to which such Options have been granted and the applicable Option Agreement, the Shares so issued will be outstanding as fully paid and non-assessable.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder, or that we are "experts" within the meaning of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,


Osler, Hoskin & Harcourt LLP

RWP


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